Multiband Announces Fourth Quarter and Year-end Results

Company to Hold Conference Call at Noon Eastern Time on April 1st

MINNEAPOLIS -- Multiband Corporation, (NASDAQ:MBND), the nation’s largest DIRECTV Master System Operator (MSO) for Multiple Dwelling Units, announced today results for its fourth quarter and 2007 fiscal year ended December 31, 2007. The Company recorded revenues of $3,125,323 for its fourth quarter of 2007, compared to $4,620,935 in the fourth quarter of 2006. Fourth quarter 2007 revenues were impacted by the sale of approximately 23,000 owned Revenue Generating Units, which generated revenues included in the 2006 fourth quarter results.

Selling, general and administrative expenses (SG&A) decreased from $2,683,953 in the fourth quarter of 2006 to $1,829,947 in the fourth quarter of fiscal 2007, while depreciation and amortization declined from $1,152,284 to $808,922 primarily as a result of a lower number of owned subscribers.

The 2007 fourth quarter results included expenses incurred in connection with the previously announced merger with DirecTECH Holding Co. (“DirecTECH”). In the fourth quarter of fiscal 2007, the Company incurred a net loss of $1,527,635 compared to a net loss of $3,889,602 for the same period in fiscal 2006.

For the year ended December 31, 2007, Multiband had revenues of $15,085,604, compared to $18,051,601 in the same period in fiscal 2006. The decline in revenues was primarily a result of the sale of 23,000 owned Revenue Generating Units. For the year ended 2007, the Company incurred a net loss of $6,088,353 compared to a net loss of $10,183,723 for the 2006 fiscal year.

Recently, Multiband announced that it had completed the acquisition of a 51% interest in Michigan Microtech, Inc., formerly a wholly owned DirecTECH subsidiary, for approximately $6.1 million, through the issuance of approximately 1.5 million shares of Multiband’s restricted common stock and a long term promissory note for approximately $2.25 million. Michigan had 2007 unaudited revenue for the first eleven months of its fiscal year of $23.5 million and was profitable. In addition to being accretive, the acquisition of Michigan will improve the Company’s balance sheet. Multiband and DirecTECH also announced that they had entered into a supplementary revised definitive agreement to their original merger agreement dated October 31, 2007, extending the time to complete the transaction to December 31, 2008.

"We continue to focus on completing the merger with DirecTECH ," said James L. Mandel, CEO of Multiband. "The recent acquisition of Michigan Microtech illustrates the opportunity for this combination. In a short time period, the parties have seamlessly integrated operations and have already experienced significant marketing and operational synergies. Michigan’s teams of talented technicians provide provisioning for an expanded menu of services to our growing customer base. The combined companies, on a regional basis, also have the ability to offer a Triple Play that will enhance DIRECTV’s position in the marketplace and allow DirecTECH to provide customers with additional services. We believe the benefits we are seeing on a regional basis will become even greater on a national basis when we are able to complete the acquisition of DirecTECH."

The Company will hold a conference call at 12 Noon Eastern time tomorrow, April 1, to discuss these results. Interested participants should call (888) 838 - 6026 and reference conference ID 41865136. There will be a playback available for 30 days. The dial-in number to listen to the playback is (800) 642-1687 or (706) 645-9291. Please reference number 41865136.

About Multiband

Multiband Corporation is a leading provider of software and integrated billing services; including video, voice, data and other value-added local services to multiple dwelling units (MDU's) on a single bill, directly and through strategic partnerships. Multiband also is an exclusive DirectTV master system operator. Multiband is headquartered in Minneapolis, MN and has offices across the United States, as well as a state of the art service and support center located in Fargo, ND providing call center capabilities and other value-added services.

Safe Harbor for Forward Looking and Cautionary Statements

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and Multiband's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information regarding potential factors that affect Multiband's financial results can be found in Multiband's Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).

Contact:
Multiband Corporation
James L. Mandel, 763-504-3000
or
CEOcast, Inc. for Multiband
Gary Nash, 212-732-4300